Exhibit 2.2

                 FIRST AMENDMENT TO THE ASSET PURCHASE AGREEMENT


     THIS FIRST AMENDMENT TO THE ASSET PURCHASE AGREEMENT (the "Amendment") is made as of February 6, 2004 by eNucleus Inc., a Delaware corporation ("eNucleus"), Financial ASPx Inc., a Delaware corporation ("Buyer"), and PrimeWire, Inc., a Delaware corporation ("PrimeWire") (collectively referred to herein as the "Parties").


                                    Recitals
                                    --------

     A. The Parties have previously entered into that certain Asset Purchase Agreement dated January 21, 2004 (the "Asset Purchase Agreement").

     B. The Parties desire to amend the Asset Purchase Agreement as more fully set forth in this Amendment.

     NOW THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree to amend the Asset Purchase Agreement as follows:

     1. Article 4 of the Asset Purchase Agreement is hereby amended by adding the following:

          "4.30  Subsidiaries

          (a) Other than the following, PrimeWire has no subsidiaries and does not own, directly or indirectly, any capital stock or other equity securities of any corporation, or have any direct or indirect interest in any business other than the Business:

               (1)  Prime Financial Group, Inc.

               (2)  Financial Services Interactive, Inc.

               (3)  AYB Insurance Services, Inc.

          (b) Prime Financial Group, Inc. has no assets of any type or kind relating to or used, held for use or useful in the conduct of the Business other than the following:

               (1)  the trademark "PrimeWire", Registration No. 2335608;

               (2)  the trademark "A Stroll in the PARC", Registration No.
                    2395912;

               (3) the trademark "Human Resources on the Web", Registration No. 2493657;

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               (4)  the trademark "Agency Self-Service" and related application,
                    Serial No. 76541172;

               (5) the trademark "ASSETS" and related application, Serial No. 76541173;

               (6) Equipment Lease Agreement No. 1554 with C.I.T. Technology Financial Services;

               (7) Equipment Lease Agreement with Citicorp Vendor Finance (formerly National Computer Leasing);

               (8) Equipment Lease Agreement No. 1971 with C.I.T. Technology Financial Services;

               (9)  Equipment Lease Agreement with Minolta Business Systems;

               (10) Concurrent User Subscription Agreement with WebEx
                    Communication, Inc. dated March 29, 2001; and

               (11) Subscription Agreement with Lawrence and Memorial Hospital dated November 7, 2001.

          (c) AYB Insurance Services, Inc. has no assets of any type or kind relating to or used, held for use or useful in the conduct of the Business other than the following:

               (1)  Maryland Insurance Administration Certificate of
                    Qualification;

               (2)  Georgia Insurance Agency License;

               (3)  Indiana Insurance License; and

               (4)  Various other state insurance licenses.

          (d) Financial Services Interactive, Inc. has no assets of any type or kind relating to or used, held for use or useful in the conduct of the Business."

     2. Article 3, Section 3.2(a) of the Asset Purchase Agreement is hereby amended to add the following:

               "(7) PrimeWire shall cause all of its subsidiaries to deliver to Buyer any documents or instruments that Buyer or its counsel reasonably request to assign and transfer to Buyer any assets relating to or used, held for use or useful in the conduct of the Business."

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     3.   Article 3, Section 3.2(c), (3) of the Asset Purchase Agreement is
          deleted in its entirety and replaced with the following:

          Buyer, eNucleus and PrimeWire hereby approve a $350,000 operating budget for the first six month period following the Closing Date (the "6 Month Operating Budget") with the understanding that a more detailed operating budget for the 12 month period following the Closing Date (the "Operating Budget") shall be agreed upon on or before March 1, 2004. Subject to an Overriding Event, or changes mutually agreed to by Buyer, eNucleus and Steele, Buyer agrees to fully fund the 6 Month Operating Budget and the Operating Budget on a year to date basis. Subject to an Overriding Event, or changes mutually agreed to by Buyer, eNucleus and Steele, the 6 Month Operating Agreement will be made available and provided to the PrimeWire division in a timely manner to allow the PrimeWire division to pay its current obligations as they become due.

     4. Article 2, Section 2.4 (i) of the Asset Purchase Agreement is deleted in its entirety and replaced with the following:

          The Parties agree and acknowledge that the Net Revenues generated from the Online Benefits Agreement will not be included in the determination of Net Revenues for purposes of calculating Earnout Amounts hereunder; provided, however, that $500,000 of revenues from the Online Benefits Agreement shall count towards the calculation of the Net Revenues for purposes of to Section 2.4(e)(1).

     5. Annex III to the Asset Purchase Agreement is deleted in its entirety and replaced with Amended Annex III attached hereto.

     6. Annex II to the Asset Purchase Agreement is deleted in its entirety and replaced with Amended Annex II attached hereto.

     7. Schedule 4.12(a)(6) to the Asset Purchase Agreement is amended to add the following:

               "13. Steele Estate Security Agreement relating to the Steele Note (which PrimeWire has already provided to Buyer)."

     8. Except for the express provisions of this Amendment, the Asset Purchase Agreement shall remain unmodified and in full force and effect.

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     In witness, the Parties have executed this Amendment.

                                            ENUCLEUS INC.


                                            By:  /s/
                                               --------------------------------
                                                      John Paulsen
                                                      Chief Executive Officer


                                            FINANCIAL ASPx INC.


                                            By:  /s/
                                               --------------------------------
                                                      John Paulsen
                                                      Chief Executive Officer

                                            PRIMEWIRE, INC.


                                            By:  /s/
                                               --------------------------------
                                                      Robert Steele, President

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                                Amended Annex II

                          Assumed Contract Obligations

     1. Hosting Agreement with Inflow, pursuant to that certain Data Network Exchange Facility Services Agreement, dated December 4, 2000 between Inflow, Inc. and Prime Financial Group, Inc.

     2. Without assuming any Liabilities under the Office lease for Marietta, Georgia office with Parkaire Medical, Purchaser shall assume only the obligation to pay a monthly rental of $5,000 per month through September 30, 2004.

     3. Agreement with Synchrologic for data synchronization software.

     4. Agreement with Data Junction, now called Pervasive Corp. for data exchange software and service.

     5. Lease with Citicorp Vendor Finance.

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                                Amended Annex III

                                 Excluded Assets

     All of the capital stock of Prime Financial Group, Inc.

     All of the capital stock of Financial Services Interactive, Inc.

     Color copier leased from Minolta Business Services.

     Office furniture, laptop computer and printer in Rockville, Maryland location.

     Any employee compensation tax credits or refunds received from the Internal Revenue Service.